News Release

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

SHARPS COMPLIANCE CORP. ANNOUNCES PURCHASE OF MEDICAL WASTE DISPOSAL FACILITY AND ADDITION OF AUTOCLAVE TECHNOLOGY

•	Increases medical waste disposal capacity and capabilities to facilitate growth plans
•	New state-of-the-art autoclave technology provides environmentally friendly operation
•	With the addition of the autoclave, one of approximately ten permitted commercial disposal facilities in the country capable of treating all types of medical waste
•	Opportunity for additional revenue streams
•	Expanding ability to dispose of unused medications and expired pharmaceutical waste, including controlled substances

HOUSTON, Texas, January 23, 2008 -- Sharps Compliance Corp. (OTC BB: SCOM) (“Sharps” or the “Company”), leading providers of cost-effective disposal solutions for small quantity generators of medical waste, announced the purchase of its currently leased disposal facility in Carthage, Texas. The purchase includes an incinerator with a maximum capacity of thirty (30) tons per day, a 12,000 square foot building and 4.5 acres of land. The Company, through a subsidiary, has leased the facility since June of 2000. The facility is currently permitted to treat eleven (11) tons per day of waste.

Additionally, the Company has executed a purchase order for a state-of-the-art autoclave system and technology capable of treating up to seven (7) tons per day of medical waste at the same facility. Autoclaving is a process that treats medical waste with steam at high temperature and pressure to kill pathogens. An autoclave is environmentally cleaner and is a less costly method of treating most medical waste versus traditional incineration.

The new autoclave is capable of treating not only the Sharps Disposable by Mail System® products but also traditional medical waste from large quantity generators such as hospitals. The autoclave is expected to be operational by the summer of this calendar year.

With the addition of the autoclave, the Company believes it will own one of only approximately ten (10) permitted commercial disposal facilities in the country capable of treating all types of medical waste.

Dr. Burton J. Kunik, Chairman, President and Chief Executive Officer of the Company, commented, “We believe the purchase of this incineration facility coupled with the addition of the autoclave technology further solidifies our leadership in the industry and expands the disposal services and capabilities that we can provide to all small quantity generators of medical waste. The purchase of the Carthage facility and addition of the autoclave technology also further strengthens the vertical integration of the Company.”

Sharps is also expanding its ability to dispose of unused medications and expired pharmaceutical waste including controlled substances. The Company is in the process of installing Drug Enforcement Agency (DEA) approved equipment necessary to obtain DEA certification for the disposal of controlled substances. It believes that it will be in a position to accept unused medications and expired pharmaceutical waste, including controlled substances, for destruction within the next 30 to 60 days.

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SHARPS COMPLIANCE CORP. ANNOUNCES PURCHASE OF MEDICAL WASTE DISPOSAL FACILITY AND ADDITION OF AUTOCLAVE TECHNOLOGY
January 23, 2008

The total cost of the incineration facility purchase, addition of the autoclave technology and other planned improvements at the Carthage, Texas facility is estimated to be approximately $900,000 and expected to be incurred in the third and fourth quarters of fiscal year 2008.

Dr. Kunik added, “The autoclave technology enables us to apply an environmentally cleaner and less costly alternative technology to treat medical waste. The expansion plans augment the continued build out of our operating infrastructure to ensure our long-term ability to serve prospective customers. The ability to diversify our revenue stream also expands our growth potential.”

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for small quantity generators of medical waste. The Company’s flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as “sharps”). The Company also offers a number of products specifically designed for the home healthcare market. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance’s solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com.

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect”, “plan”, “anticipate”, “believe”, “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

For more information contact:	- OR -

David P. Tusa Executive Vice President, Chief Financial Officer & Business Development	Tammy Poblete Kei Advisors LLC Investor Relations

Phone: (713) 660-3514 dtusa@sharpsinc.com	Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com

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